UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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GLACIER BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLACIER BANCORP, INC.

49 Commons Loop

Kalispell, Montana 59901

SUPPLEMENT TO THE PROXY STATEMENT

For the Annual Meeting of Shareholders

To be Held on April 29, 2020

The following information relates to the proxy statement (the "Proxy Statement") of Glacier Bancorp, Inc. (the "Company") dated March 16, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2020 Annual Meeting of Shareholders and any adjournment or postponement thereof, to be held at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana on Wednesday April 29, 2020 beginning at 9:00 a.m. Mountain Time. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION

WITH THE PROXY STATEMENT.

COMPENSATION OF DIRECTORS

The following table shows compensation paid or accrued for 2019 to Glacier’s non-employee directors. These directors also serve on the board of directors of Glacier Bank. Mr. Chesler is not included in the table as he was an employee of Glacier in 2019 and thus received no compensation for his services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	(1)	(2) (3)	(4)		(5)
David C. Boyles	$44,000	$52,557	$ –	$17,600 (6)	$114,157
Sherry L. Cladouhos	51,000	35,038	13,395	–	99,433
James M. English	51,000	35,038	–	20,440 (7)	106,478
Annie M. Goodwin	51,000	35,038	–	–	86,038
Dallas I. Herron	79,000 (8)	35,038	19,970	–	134,008
Craig A. Langel	51,000	35,038	–	–	86,038
Douglas J. McBride	51,000	35,038	27,504	11,500 (9)	125,042
John W. Murdoch	44,000	35,038	20,434		99,472
Mark J. Semmens	14,667(10)	35,038	1,821	–	51,526
George R. Sutton	44,000	35,038	–	–	79,038
Total	$480,667	$367,899	$83,124	$49,540	$981,230

(1) Directors are paid an annual retainer of $44,000, and committee chairpersons are paid an annual retainer of $7,000.

(2) Represents the grant date fair value of the stock awards, based on the per-share price of Glacier’s common stock at the close of business on February 15, 2019 ($43.15), the date on which the stock awards were granted. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s accompanying Annual Report.

(3) The stock awards were fully vested at the time of grant.

(4) The amount represents the above-market earnings on nonqualified deferred compensation. Earnings are credited at one-half of the Company’s current year ROE.

(5) Amount includes all Board and committee chairperson fees earned or deferred in 2019.

(6) Amount reflects fees earned for service as a director of Collegiate Peaks Bank, a division of Glacier Bank.

(7) Amount reflects fees earned for service as a director of Mountain West Bank, a division of Glacier Bank.

(8) Amount includes $35,000 for service as Chairman of the Board.

(9) Amount reflects fees earned for service as a director of Western Security Bank, a division of Glacier Bank.

(10) Amount reflects fees earned for service through April 24, 2019 when Mr. Semmens retired from the Board.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 6 of the Proxy Statement for instructions on how to do so.

The date of this Supplement is March 27, 2020.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD.